Exhibit No. 23.2


CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the registration statement (No. 33-72958) on Form S-3 of Panhandle Eastern Pipe Line Company of our report dated January 16,1997, relating to the consolidated balance sheet of Panhandle Eastern Pipe Line Company as of December 31, 1996, and the related consolidated statements of income, common stockholder's equity, and cash flows for the years ended December 31, 1996 and 1995, which report appears in the December 31, 1997 annual report on Form 10-K of Panhandle Eastern Pipe Line Company.


KPMG Peat Marwick LLP
Houston, Texas
March 30, 1998




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